As filed with the Securities and Exchange Commission on May 23, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	51-0317849
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

311 Enterprise Drive

Plainsboro, New Jersey 08536

(Address of Principal Executive Offices)

Integra LifeSciences Deferred Compensation Plan

(Full title of the plans)

Eric Schwartz, Esq.

Corporate Vice President, General Counsel and Secretary

Integra LifeSciences Holdings Corporation

311 Enterprise Drive

Plainsboro, New Jersey 08536

(609) 275-0500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Matthew H. Hawes

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

301 Grant Street

Pittsburgh, PA 15219

(412) 560-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$5,000,000(2)	100%	$5,000,000(2)	$606.00

(1)

The Deferred Compensation Obligations are unsecured obligations of Integra LifeSciences Holdings Corporation (the “Company”) to pay up to $5,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Integra LifeSciences Deferred Compensation Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428 (b) (1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated as of their respective dates in this Registration Statement by reference:

(a)     The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 26, 2019.

(b)     The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on April 29, 2019.

(c)    The Registrant’s Current Reports on Form 8-K filed with the Commission on January 9, 2019 and March  11, 2019.

(d)    The description of the Company’s common stock contained in the Company’s Current Report on Form 8-K filed with the Commission on November 4, 2013, including any amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference into this Registration Statement.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The deferred compensation obligations are unsecured obligations of the Company and the participating employers to pay deferred compensation from time to time in the future in accordance with the terms of the Plan. The participants are unsecured general creditors of the participating employers, which includes the Company. The Company and the participating employers may, but are not required to, establish a trust as a source from which to pay benefits under the Plan; provided, however, that trust at all times will be subject to the claims of the Company’s and participating employers’ creditors in the event of insolvency or bankruptcy.

Select management and highly compensated employees of the Company and its subsidiaries may elect to defer base salary amounts and certain incentive plan awards under the Plan. Participation in the Plan is voluntary, and participants may defer up to a maximum of 75% of base salary, and up to 100% of bonus amounts and other eligible cash compensation. The Plan also allows for discretionary supplemental employer contributions by the Company, in the Company’s sole discretion, which may be subject to a vesting schedule determined at the time such a contribution is made. Participants may elect to allocate deferred compensation into a variety of investment alternatives. The investment options available under the Plan are generally the same choices that employees have under the Company’s defined contribution plan.

The value of a participant’s account(s) will be distributed to the participant upon the participant’s separation from service or upon a date specified by the participant at the time of deferral. Upon separation from service (other than death), the participant generally is entitled to receive his or her vested separation accounts, payable in a single lump sum unless the participant elected to receive annual installments (up to 15 years). Upon a specified date selected by the participant, the participant generally is entitled to receive his or her vested specified date account, payable in a single lump sum unless the participant elected to receive annual installments (up to 15 years). Upon the death of a participant, all remaining vested account balances will be paid to the participant’s beneficiary in a single lump sum. Distributions generally are payable only on January 1 or July 1 and any distribution payable as a result of a separation from services will be payable on the first January 1 or July 1 that is at least six months after the participant’s separation from service. No benefit under the Plan may be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation, except as provided in a qualified domestic relations order.

The Plan is administered by the Retirement Plan Committee. The Company, acting through the Board of Directors or the Compensation Committee of the Board of Directors, may amend the Plan at any time, and the Company, acting through its Board of Directors may terminate the Plan at any time, pursuant to the terms and conditions set forth therein. The Retirement Plan Committee may adopt certain non-material amendments at any time pursuant to the terms and conditions set forth therein.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Any person claiming indemnification within the scope of Section 6.01 of the Company’s amended and restated bylaws (“Bylaws”) is entitled to advances from the Company as provided in the Bylaws for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under applicable law.

Subject to Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation, as amended (“Certificate of Incorporation”), eliminates certain liability of the directors for breach of their fiduciary duties as directors. Article 7 of the Certificate of Incorporation provides that neither the Company, nor its stockholders, may recover monetary damages from its directors for breach of fiduciary duties as directors except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time, expressly provides that the liability of a director may not be eliminated or limited.

The indemnification provided under Article 6 of the Company’s Bylaws is in the nature of a contract between the Company and each of its directors and officers. No amendment or repeal of any provision of Article 6 of the Company’s Bylaws will alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

The indemnification and advancement of expenses provided by Article 6 of the Company’s Bylaws is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such person.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent or is or was serving at the Company’s request as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of its amended and restated bylaws.

The Company has entered into indemnification agreements with all of its non-employee directors and executive officers that require it to indemnify these persons to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on his or her behalf, as applicable, in connection with such third-party proceeding or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. All but one of the indemnification agreements further provide for the indemnification of any such non-employee director or executive officer against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise, in a proceeding or in defense of any claim, issue or matter therein, in whole or in part, and also establish procedures that will apply if a claim for indemnification arises under the indemnification agreements.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005)

4.2	Certificate of Amendment to Amended and Restated Certificate of the Company dated December 21, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 22, 2016)

4.3	Second Amended and Restated Bylaws of Integra LifeSciences Holdings Corporation, effective as of December 11, 2018 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 12, 2018)

4.4	Integra LifeSciences Deferred Compensation Plan+

5.1	Opinion of Morgan, Lewis & Bockius LLP+

23.1	Consent of PricewaterhouseCoopers LLP+

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)+

+	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the city of Plainsboro, state of New Jersey, on May 16, 2019.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Peter J. Arduini
Peter J. Arduini
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Peter J. Arduini, Glenn G. Coleman and Eric I. Schwartz and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities with Integra LifeSciences Holdings Corporation and on the dates indicated.

Signature	Title	Date

/s/ Peter J. Arduini Peter J. Arduini	President and Chief Executive Officer and Director (Principal Executive Officer)	May 16, 2019

/s/ Glenn G. Coleman Glenn G. Coleman	Corporate Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2019

/s/ Jeffrey A. Mosebrook Jeffrey A. Mosebrook	Vice President, Corporate Controller (Principal Accounting Officer)	May 16, 2019

/s/ Stuart M. Essig, Ph.D. Stuart M. Essig, Ph.D.	Chairman of the Board	May 16, 2019

/s/ Keith Bradley, Ph.D. Keith Bradley, Ph.D.	Director	May 16, 2019

/s/ Barbara B. Hill Barbara B. Hill	Director	May 16, 2019

/s/ Lloyd W. Howell, Jr. Lloyd W. Howell, Jr.	Director	May 16, 2019

/s/ Donald E. Morel, Jr., Ph.D. Donald E. Morel, Jr., Ph.D.	Director	May 16, 2019

/s/ Raymond G. Murphy Raymond G. Murphy	Director	May 16, 2019

/s/ Christian S. Schade Christian S. Schade	Director	May 16, 2019

/s/ Rhonda Germany Ballintyn Rhonda Germany Ballintyn	Director	May 16, 2019